Exhibit 99.2

Fourth Quarter 2014

Supplemental Operating and Financial Data

The Aventine Greenville

Greenville, SC

Trade Street Residential, Inc.

19950 W. Country Club Drive, Suite 800

Aventura, Florida 33180

786-248-5200

www.tradestreetresidential.com

Trade Street Residential, Inc.
Fourth Quarter 2014	Supplemental Financial Information

Trade Street RESIDENTIAL RELEASES FOURTH QUARTER AND FULL YEAR 2014 RESULTS

– Same Store NOI Increases 14.2% for Fourth Quarter –

– Same Store Average Rent Increases 4.0% to $915 for Fourth Quarter –

– Reports Core FFO of $0.10 and AFFO of $0.08 Per Diluted Share for Fourth Quarter –

AVENTURA, FL, March 4, 2015 – Trade Street Residential, Inc. (NASDAQ: TSRE) (the “Company”), a vertically integrated and self-managed real estate investment trust ("REIT") focused on acquiring, owning, operating and managing high-quality, conveniently located, apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States and Texas, today announced consolidated results for the fourth quarter and full year ended December 31, 2014.

Operational and Financial Highlights for Fourth Quarter 2014

•	Reported Core FFO of $4.0 million, or $0.10 per diluted share and Adjusted FFO, or AFFO, of $3.1 million, or $0.08 per diluted share.
•	Same store net operating income, or same store NOI, increased 14.2% compared to the same period in the prior year. Over the same period, same store revenue increased 5.7% and same store expenses decreased 3.3%.
•	Same store average occupancy was 96.6% at quarter end, a gain of 110 basis points compared to the same period last year. Stabilized non same store average occupancy was 95.2% at quarter end.
•	Same store average rent was $915 per unit, an increase of 4.0% compared to the same period last year. Stabilized non same store average rent was $1,089 per unit at quarter end.
•	On November 3, 2014, the Company announced that its Board of Directors initiated a comprehensive review of strategic alternatives, which continues to progress.

“Our strong operating momentum throughout the fourth quarter of 2014 continues to demonstrate the quality of our portfolio, and the focus of our operating team,” stated Richard Ross, Chief Executive Officer of Trade Street Residential. “During the quarter, we generated higher rental rates and further improved our occupancies while actively managing expenses to deliver solid year over year growth in our same-store NOI and FFO metrics. As we enter 2015, we expect to continue to produce strong results as we focus on growing rents and capture improving efficiencies across our expanded platform. Additionally, the previously announced review of strategic alternatives by our Board of Directors continues, underscoring the strong commitment by our entire organization to maximize value for shareholders.”

Financial Results for the Three Months Ended December 31, 2014

Net income attributable to common stockholders for the fourth quarter of 2014 was $0.5 million, or $0.01 per diluted share, as compared to a net loss of ($9.7) million, or ($0.87) per diluted share, in the prior year period. The increase in net income was primarily the result of higher revenues, lower general and administrative expenses and $1.1 million gain on the sale of the Company’s interest in The Estates at Perimeter joint venture versus a one-time charge of $11.8 million associated with an impairment on land holdings the prior year quarter.

Funds from Operations, or FFO, for the fourth quarter of 2014 was $2.1 million, or $0.05 per diluted share, as compared to a deficit of ($0.8) million, or ($0.06) per diluted share in the prior year period. The increase in FFO is largely the result of the addition of six new operating properties since the fourth quarter of 2013. Core FFO for the fourth quarter of 2014 was $4.0 million, or $0.10 per diluted share, as compared to a deficit of ($0.1) million, or ($0.01) per diluted share in the prior year period. Adjusted FFO, which additionally deducts capital expenditures, for the fourth quarter of 2014 was $3.1 million, or $0.08 per diluted share, as compared to a deficit of ($0.6) million, or ($0.04) per diluted share, in the prior year period.

Financial Results for the Full Year Ended December 31, 2014

Net loss attributable to common stockholders for the full year of 2014 was a net loss of ($27.8) million, or ($0.79) per diluted share, as compared to a net loss of ($5.6) million, or ($0.64) per diluted share, in the prior year. The change in net income was primarily attributable to higher revenue which was more than offset by higher property and other expenses, including $10.0 million of management transition expense. The net loss in the full year of 2013 also included a one-time bargain purchase gain of $6.9 million on acquired assets.

FFO for the full year of 2014 was a deficit of ($4.6) million, or ($0.12) per diluted share, as compared to a deficit of ($5.8) million, or ($0.52) per diluted share in the prior year. Core FFO for the full year of 2014 was $10.7 million, or $0.28 per diluted share, as compared to a loss of ($0.8) million, or ($0.07) per diluted share in the prior year. Adjusted FFO for the full year of 2014 was $8.3 million, or $0.22 per diluted share, as compared to a deficit of ($2.5) million, or ($0.22) per diluted share, in the prior year.

Portfolio Performance

Same store NOI for the fourth quarter of 2014 was $3.0 million as compared to $2.7 million in the same period in the prior year. Same store NOI increased 14.2% compared to the fourth quarter of 2013, driven by a 5.7% increase in same store revenue and a 3.3% decrease in same store property expenses compared to the fourth quarter of 2013. The increase in same store revenue was primarily attributable to a 110 basis point increase in average occupancy to 96.6%, and a 4.0% increase in average rent to $915 per month.

On a sequential quarter basis, fourth quarter 2014 same store revenue increased 1.6% compared to the third quarter of 2014, while same store property expenses decreased 0.6% resulting in a same store NOI increase of 3.4%.

For the full year of 2014, same store revenue increased 5.2%, same store property expenses increased 3.8%, and same store NOI increased 6.3%, compared to the full year of 2013.

Transaction Activity

In December 2014, the Company and its joint venture partner closed on the sale of The Estates at Perimeter, a non-core 240-unit apartment community located in Augusta, Georgia, for approximately $26.0 million. The Company owned a 50% interest in this apartment community through an unconsolidated joint venture and received gross proceeds of $3.4 million, based on the Company’s proportionate share of ownership interest in the joint venture. Upon completion of this transaction, the Company owned 19 properties comprising 4,889 units and with a weighted average age of 10.9 years as of December 31, 2014.

Redemption of Class A Preferred Stock

In October 2014, the Company redeemed all of the outstanding 309,130 Class A Preferred Stock of the Company. The Class A Preferred Stock, with a liquidation preference of $30.9 million, was redeemed on October 17, 2014 in exchange for four land parcels and approximately $5.0 million in cash. The cash portion of the consideration was funded with cash on hand.

Balance Sheet and Financing Activity

As of December 31, 2014, the Company had total debt outstanding of $344.8 million at a weighted average interest rate of 3.85% and a weighted average term-to-maturity of 6.98 years. Of the total debt outstanding, $297.8 million is fixed rate debt at a weighted average interest rate of 4.03% and a weighted average term-to-maturity of 7.75 years.

Strategic Alternatives Review

In November 2014, the Company’s Board of Directors announced a review of strategic alternatives to enhance stockholder value. Such review includes (among other alternatives): a sale, merger, acquisition or other form of business combination; sale or acquisition of assets; or a debt or equity recapitalization. The Company has not made a decision to pursue any specific strategic transaction or any other strategic alternative, and there is no set timetable for completion of this strategic review process. There can be no assurance that the exploration of strategic alternatives will result in the completion of any transaction or other alternative. The Board does not intend to disclose further developments regarding the evaluation of strategic alternatives until such time as the Board has determined the outcome of the process or otherwise has deemed that disclosure is appropriate.

The Company retained J.P. Morgan Securities LLC as its financial advisor and Morrison & Foerster LLP as its legal advisors to assist the Board in its evaluation of strategic alternatives.

Dividend

On December 15, 2014, Trade Street Residential’s Board of Directors announced a dividend of $0.095 per share and unit, payable to holders of record of common stock and common units of the operating partnership as of December 30, 2014, which was paid on January 15, 2015.

Conference Call and Webcast

The Company will host a webcast and conference call on Wednesday, March 4, 2015 at 11:00 a.m. Eastern Time to review fourth quarter results and discuss recent events. To participate in the call, please dial 877-705-6003 (domestic) or 201-493-6725 (international). The live webcast will be available at www.tradestreetresidential.com in the Investors section. A replay of the conference call will be available through April 4, 2015, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13600321. Supplemental financial information is available in the Investor Relations section of the Company’s website under Quarterly Results.

About Trade Street Residential, Inc.

Trade Street Residential, Inc. is a vertically integrated and self-managed real estate investment trust focused on acquiring, owning, operating and managing conveniently located, garden-style and mid-rise apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States and Texas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements related to the offering and the expected use of the net proceeds therefrom, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes, except as may be required by law. For a further discussion of these and other factors that could impact the Company's future results, performance or transactions, see the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, which the Company filed with the Securities and Exchange Commission on March 26, 2014.

Non-GAAP Financial Measures

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of property, bargain purchase gains, and recognized impairment of real estate assets, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO attributable to common stockholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO includes adjustments to exclude the impact of straight-line adjustments for ground leases, gains and losses from extinguishment of debt, transaction costs related to acquisitions and recapitalization, management transition costs and certain other non-cash items. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition, the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

The Company also uses adjusted funds from operations, or AFFO, as an operating measure, which is defined as FFO or, alternatively, Core FFO, depending on the existence of any non-cash, non-comparable items as described above, less recurring and non-recurring capital expenditures. The Company believes that AFFO is a relevant operating measure as it provides an indication as to whether a REIT can fund from its operating performance the capital expenditures necessary to maintain the condition of its operating real estate assets.

Management believes that net operating income (“NOI”) is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis. NOI allows us to evaluate the operating performance of our properties because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses.

The Company defines same store communities as communities owned and stabilized for the entirety of both periods presented, excluding properties held for sale. Reconciliations of net income attributable to common stockholders to FFO, Core FFO, NOI, and same store NOI are included in the Supplemental Information posted on the Company’s website.

Investor Relations:

Stephen Swett

786-248-6099
ir@trade-street.com

Media Contact:

Jason Chudoba, ICR for Trade Street

646-277-1249

Jason.Chudoba@icrinc.com

Trade Street Residential, Inc.
4th Quarter 2014	Operating Results
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
in thousands, except per share data	2014	2013	2014	2013

Property revenues
Rental revenue	$14,042	$8,397	$51,372	$26,261
Other property revenues	1,456	811	5,495	2,696
Total property revenues	15,498	9,208	56,867	28,957

Property expenses
Property operations and maintenance	4,214	2,944	16,186	9,243
Real estate taxes and insurance	2,226	1,274	8,595	3,942
Total property expenses	6,440	4,218	24,781	13,185

Other expenses
General and administrative	1,747	2,188	8,103	8,683
Management transition expenses	730	-	10,021	-
Interest expense	3,370	2,837	12,942	8,947
Depreciation and amortization	3,861	3,439	19,250	11,918
Development and pursuit costs	13	164	369	180
Acquisition and recapitalization costs	1,034	3	2,675	919
Amortization of deferred financing cost	234	449	1,022	1,443
Loss on early extinguishment of debt	-	-	1,629	1,146
Total other expenses	10,989	9,080	56,011	33,236

Other income	-	18	45	88
Income from unconsolidated joint venture	85	25	106	67
Impairment associated with land holdings	-	(11,806)	(7,962)	(12,419)
Gains on sales of real estate assets	1,066	-	1,419	-
Gain on bargain purchase	-	-	-	6,900

LOSS FROM CONTINUING OPERATIONS	(780)	(15,853)	(30,317)	(22,828)

Income from operation of discontinued rental property, including
gains/losses on disposals	-	4,576	-	6,272

NET LOSS	(780)	(11,277)	(30,317)	(16,556)
Loss allocated to noncontrolling interest	46	1,551	1,953	2,462
Dividends declared and accreted on preferred stock and units	-	(233)	(693)	(940)
Dividends to restricted stockholders	-	(23)	-	(52)
Extinguishment of equity securities	1,216	-	1,216	11,716
Adjustments attributable to participating securities	-	250	44	(2,241)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$482	$(9,732)	$(27,797)	$(5,611)

Earnings (loss) per common share - basic and diluted
Continuing operations	$0.01	$(1.28)	$(0.79)	$(1.36)
Discontinued operations	-	0.41	-	0.72
Net earnings (loss) attributable to common stockholders	$0.01	$(0.87)	$(0.79)	$(0.64)

Weighted average number of shares - basic	36,500	11,226	35,325	8,762
Weighted average number of shares - diluted	38,844	11,226	35,325	8,762

Dividends declared per common share	$0.095	$0.095	$0.380	$0.433

Trade Street Residential, Inc.
4th Quarter 2014	Funds From Operations ("FFO"), Core FFO and Adjusted FFO
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
in thousands, except per share data	2014	2013	2014	2013

Net income (loss) attributable to common stockholders	$482	$(9,732)	$(27,797)	$(5,611)

Net loss allocated to noncontrolling interest	(46)	(1,551)	(1,953)	(2,462)
Adjustments related to earnings per share computation (1)	(1,216)	(250)	(1,260)	(9,475)
Impairment associated with land holdings	-	11,806	7,962	12,419
Real estate depreciation and amortization - continuing operations	3,935	3,527	19,589	12,006
Real estate depreciation and amortization - discontinued operations	-	36	-	476
Real estate depreciation and amortization - unconsolidated joint venture	-	107	302	396
Gain on bargain purchase	-	-	-	(6,900)
Gains on sales of real estate assets (2)	(1,066)	(4,739)	(1,419)	(6,685)

Funds from operations (3)	$2,089	$(796)	$(4,576)	$(5,836)

Management transition expenses	730	-	10,021	-
Acquisition and recapitalization costs	1,034	3	2,675	919
Loss on early extinguishment of debt	-	404	1,629	1,558
Non-cash straight-line adjustment for ground lease expenses	-	93	-	401
Non-cash stock awards	164	31	477	1,471
Non-cash accretion of preferred stock and units	-	156	462	651

Core funds from operations (3)	$4,017	$(109)	$10,688	$(836)

Recurring capital expenditures	(352)	(190)	(1,212)	(729)
Non-recurring capital expenditures	(516)	(270)	(1,204)	(902)

Adjusted funds from operations (3)	$3,149	$(569)	$8,272	$(2,467)

Per share data
Funds from operations - diluted	$0.05	$(0.06)	$(0.12)	$(0.52)
Core funds from operations - diluted	$0.10	$(0.01)	$0.28	$(0.07)
Adjusted funds from operations - diluted	$0.08	$(0.04)	$0.22	$(0.22)

Weighted average common shares outstanding - diluted(4)	36,707	11,469	35,525	8,935
Weighted average common units outstanding - diluted	2,344	2,344	2,344	2,344
Weighted average common shares and common units outstanding - diluted(4)	39,051	13,813	37,869	11,279

[1]	See notes B, G, and M to consolidated financial statements as filed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

[2]	Includes gains from sales of real estate assets reflected as part of continued and discontinued operations in the Company's statements of operations.

[3]	See page 19 for the Company's definition of these non-GAAP measures. Amounts reported for the three and twelve months ended December 31, 2013 have been reclassified to conform to the current year presentation and include results from discontinued operations where applicable.

[4]	Includes non-vested portion of restricted stock awards.

Trade Street Residential, Inc.
4th Quarter 2014	Consolidated Balance Sheets
(Unaudited)

in thousands	December 31, 2014	December 31, 2013

ASSETS
Real estate assets
Land and improvements	$88,766	$58,560
Buildings and improvements	464,002	272,849
Furniture, fixtures, and equipment	15,774	9,016
	568,542	340,425
Less accumulated depreciation	(27,475)	(14,369)
Net investment in operating properties	541,067	326,056

Land held for future development (including $0 and $1,477 of consolidated
variable interest entity, respectively)	-	31,963
Real estate assets held for sale	3,492	-
Net real estate assets	544,559	358,019

Investment in unconsolidated joint venture	-	2,421
Cash and cash equivalents (including $0 and $148 of consolidated variable
interest entity, respectively)	13,308	9,037
Restricted cash and lender reserves	2,590	3,203
Deferred financing costs, net	4,599	3,022
Intangible assets, net	588	1,571
Prepaid expenses and other assets	2,475	10,363
Assets related to real estate assets held for sale	549	-
	24,109	29,617

TOTAL ASSETS	$568,668	$387,636

LIABILITIES
Indebtedness	$344,756	$249,584
Accrued interest payable	887	840
Accounts payable and accrued expenses	7,531	6,119
Dividends payable	3,709	1,247
Security deposits, deferred rent and other liabilities	1,783	1,443
TOTAL LIABILITIES	358,666	259,233

Commitments & contingencies	-	-

STOCKHOLDERS' EQUITY
Class A preferred stock; $0.01 par value; 423 shares authorized, 0 and 309 shares
issued and outstanding at December 31, 2014 and 2013, respectively	-	3
Common stock, $0.01 par value per share; 1,000,000 authorized; 36,699 and 11,469
shares issued and outstanding at December 31, 2014 and 2013, respectively	367	115
Additional paid-in capital	274,733	162,681
Accumulated deficit	(80,417)	(52,053)
TOTAL STOCKHOLDERS' EQUITY - TRADE STREET RESIDENTIAL, INC.	194,683	110,746
Noncontrolling interest	15,319	17,657
TOTAL STOCKHOLDERS' EQUITY	210,002	128,403

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$568,668	$387,636

Trade Street Residential, Inc.
4th Quarter 2014	Operating Properties Table
(Unaudited)

	Property Name	Location	Year Built/ Renovated (1)	Date Acquired	Number of Units	Average Unit Size (Sq. Ft.)	Average Physical Occupancy (2)

(3)	The Pointe at Canyon Ridge	Sandy Springs, GA	1986/2007	09/18/08	494	920	96.7%
	Arbors River Oaks	Memphis, TN	1990/2010	06/09/10	191	1,136	96.0%
	Lakeshore on the Hill	Chattanooga, TN	1969/2005	12/14/10	123	1,168	96.6%
	The Trails of Signal Mountain	Chattanooga, TN	1975	05/26/11	172	1,185	97.4%
	Mercé Apartments	Addison, TX	1991/2007	10/31/11	114	653	94.2%
	Fox Trails	Plano, TX	1981	12/06/11	286	960	96.9%
	Millenia 700	Orlando, FL	2012	12/03/12	297	952	96.6%
	Westmont Commons	Asheville, NC	2003&2008	12/12/12	252	1,009	97.3%
	Bridge Pointe	Huntsville, AL	2002	03/04/13	178	1,047	98.2%
	St. James at Goose Creek	Goose Creek, SC	2009	05/16/13	244	976	96.2%
	Creekstone at RTP	Durham, NC	2013	05/17/13	256	1,043	94.4%
	Talison Row at Daniel Island	Charleston, SC	2013	08/26/13	274	989	93.2%
	Fountains Southend	Charlotte, NC	2013	09/24/13	208	844	97.5%
	The Estates at Wake Forest	Wake Forest, NC	2013	01/21/14	288	1,047	92.7%
	Miller Creek at Germantown	Memphis, TN	2012/2013	01/21/14	330	1,049	96.1%
	The Aventine Greenville	Greenville, SC	2013	02/06/14	346	961	93.6%
	Waterstone at Brier Creek	Raleigh, NC	2013/2014	03/10/14	232	1,137	93.8%
	Avenues at Craig Ranch	McKinney, TX	2013	03/18/14	334	1,006	94.4%
	Waterstone at Big Creek	Alpharetta, GA	2013	04/07/14	270	1,131	98.5%

	Total / Weighted average				4,889	1,008	95.7%

	Three Months Ended	Twelve Months Ended
	December 31,	December 31,

Total operating properties (end of period)	19	19
Total operating apartment units (end of period)	4,889	4,889
Total operating apartment units (weighted average)	4,889	4,632

[1]	The extent of the renovations included within the term “renovated” depends on the individual apartment community, but “renovated” generally refers to the replacement of siding, roof, wood, windows or boilers, updating of gutter systems, renovation of leasing centers and interior rehabilitation, including updated appliances, countertops, vinyl plank flooring, fixtures, fans and lighting, or some combination thereof.

[2]	Average physical occupancy for the three months ended December 31, 2014 represents the average occupancy of the total number of units occupied at each apartment community during the period divided by the total number of units at each apartment community.

[3]	On November 22, 2014, a 20-unit building at this community was destroyed by fire. The Company maintains insurance coverage on all of its properties and subsequently filed an insurance claim that is expected to cover the re-construction cost of this building, less the Company’s loss deductible, as well as loss of rents under a business interruption provision in the applicable insurance policy. Accordingly, for the period from the date of the fire through December 31, 2014, a recovery of lost rents relating to the 20 impacted units was recorded as additional rental income for this property. The Company anticipates that re-construction of this 20-unit building will be completed by the end of the second quarter of 2015.

Trade Street Residential, Inc.
4th Quarter 2014	Same Store NOI Comparisons(1)
(Unaudited)

	Year-to Date Comparisons
	Twelve Months Ended December 31,
in thousands, except per unit data	2014	2013	% Change

Revenues	$21,436	$20,386	5.2%
Expenses	9,766	9,404	3.8%
Net operating income (NOI) (2)	$11,670	$10,982	6.3%

Average physical occupancy (3)	96.1%	95.2%	1.0%

Average monthly rental rate (4)	$896	$867	3.3%

	Quarter to Quarter Comparisons
	Three Months Ended December 31,
	2014	2013	% Change

Revenues	$5,496	$5,202	5.7%
Expenses	2,461	2,544	(3.3%)
Net operating income (NOI) (2)	$3,035	$2,658	14.2%

Average physical occupancy (3)	96.6%	95.5%	1.2%

Average monthly rental rate (4)	$915	$880	4.0%

	Sequential Quarter Comparisons
	Three Months Ended
	December 31, 2014	September 30, 2014	% Change

Revenues	$5,496	$5,410	1.6%
Expenses	2,461	2,475	(0.6%)
Net operating income (NOI) (2)	$3,035	$2,935	3.4%

Average physical occupancy (3)	96.6%	96.1%	0.5%

Average monthly rental rate (4)	$915	$903	1.3%

[1]	The Company defines “Same Store” as properties owned and stabilized since January 1, 2013 through December 31, 2014. For newly constructed or lease-up properties or properties undergoing significant redevelopment, we consider a property to be stabilized at the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment. No properties owned since January 1, 2013 were under construction or undergoing redevelopment and, as a result, no properties owned since January 1, 2013 were excluded from the same store portfolio. For the periods presented, "Same Store" properties are comprised of: The Pointe at Canyon Ridge, Arbor River Oaks, Lakeshore on the Hill, The Trails of Signal Mountain, Mercé Apartments, Fox Trails, Millenia 700, and Westmont Commons.

[2]	See page 19 for the Company's definition of this non-GAAP measure and page 21 for a reconciliation of this non-GAAP measure to net income (loss) attributable to common stockholders.

[3]	Average physical occupancy for the periods presented represent the average of the total number of units occupied at each apartment community during the respective period divided by the total number of units at each apartment community.

[4]	Average monthly rental rates for the periods presented are the Company’s market rents after “loss to lease” and concessions, but before vacancy, discounted employee units, model units, and bad debt for the respective periods.

Trade Street Residential, Inc.
4th Quarter 2014	Same Store Operating Expense Comparisons
(Unaudited)

	Year-to Date Comparisons
	Twelve Months Ended December 31,
in thousands	2014	2013	$ Change	% Change	% of 2014 Actual

Property taxes	$2,660	$2,537	$123	4.8%	27.2%
Salaries and benefits for on-site employees	2,570	2,535	35	1.4%	26.3%
Utilities	1,461	1,380	81	5.9%	15.0%
Repairs and maintenance	699	698	1	0.1%	7.2%
Make ready/turnover	574	492	82	16.7%	5.9%
Property insurance	483	484	(1)	(0.2%)	4.9%
Other	1,319	1,278	41	3.2%	13.5%
Total same store	$9,766	$9,404	$362	3.8%	100.0%

	Quarter to Quarter Comparisons
	Three Months Ended December 31,
	2014	2013	$ Change	% Change	% of 2014 Actual

Property taxes	$687	$752	$(65)	(8.6%)	27.9%
Salaries and benefits for on-site employees	619	607	12	2.0%	25.1%
Utilities	366	346	20	5.8%	14.9%
Repairs and maintenance	206	195	11	5.6%	8.4%
Make ready/turnover	167	143	24	16.8%	6.8%
Property insurance	109	124	(15)	(12.1%)	4.4%
Other	307	377	(70)	(18.6%)	12.5%
Total same store	$2,461	$2,544	$(83)	(3.3%)	100.0%

	Sequential Quarter Comparisons
	Three Months Ended
	December 31, 2014	September 30, 2014	$ Change	% Change	% of 2014 Actual

Property taxes	$687	$668	$19	2.8%	27.9%
Salaries and benefits for on-site employees	619	652	(33)	(5.1%)	25.1%
Utilities	366	380	(14)	(3.7%)	14.9%
Repairs and maintenance	206	213	(7)	(3.3%)	8.4%
Make Ready/turnover	167	156	11	7.1%	6.8%
Property insurance	109	103	6	5.8%	4.4%
Other	307	303	4	1.3%	12.5%
Total same store	$2,461	$2,475	$(14)	(0.6%)	100.0%

Trade Street Residential, Inc.
4th Quarter 2014	Acquisitions, Pipeline, Dispositions, and Held for Sale
(Unaudited)

in thousands, except unit data

Acquisitions:			Percent Leased at	Date	Gross	Debt Balance at
Property	Location	Units	December 31, 2014	Acquired	Purchase Price	December 31, 2014

The Estates at Wake Forest	Wake Forest, NC	288	94.8%	1/21/2014	$37,250	$18,625
Miller Creek at Germantown	Memphis, TN	330	98.2%	1/21/2014	43,750	26,250
The Aventine Greenville	Greenville, SC	346	98.6%	2/6/2014	41,866	21,000
Waterstone at Brier Creek	Raleigh, NC	232	94.4%	3/10/2014	32,682	16,250
Avenues at Craig Ranch	McKinney, TX	334	96.4%	3/18/2014	42,375	21,200
Waterstone at Big Creek	Alpharetta, GA	270	99.6%	4/7/2014	40,500	Line of Credit

Total acquisitions twelve months ended December 31		1,800			$238,423	$103,325

Acquisition pipeline:				Anticipated	Contract
		Planned	Percent	Close	Purchase
Project	Location	Units	Leased	Date	Price

Waterstone at Big Creek, Phase II	Alpharetta, GA	100	-	1Q15	$15,000

Total acquisition pipeline		100	-		$15,000

Dispositions:			Date	Gross	Gain
Property	Location	Units	Sold	Sale Price	Realized

Post Oak	Louisville, KY	126	7/11/2014	$8,000	$353
The Estates at Perimeter (1)	Augusta, GA	240	12/10/2014	3,370	1,066
The Estates at Maitland (2)	Maitland, FL	-	10/17/2014	9,400	-
Millenia Phase II (2)	Orlando, FL	-	10/17/2014	6,250	-
Venetian (2)	Fort Myers, FL	-	10/17/2014	4,000	-
Sunnyside (2)	Panama City Beach, FL	-	10/17/2014	1,500	-

Total dispositions twelve months ended December 31		366		$32,520	$1,419

Land held for sale:				Carrying
		Planned		Value as of
Project	Location	Units	Acreage	December 31, 2014

Midlothian Town Center - East	Midlothian, VA	238	8.4	$3,492

Total land held for sale		238	8.4	$3,492

[1]	The Company owned a 50% interest in this apartment community through an unconsolidated joint venture.

[2]	Undeveloped land investments exchanged in the redemption of Class A preferred stock on October 17, 2014.

Trade Street Residential, Inc.
4th Quarter 2014	NOI, Average Occupancy and Average Monthly Rent Summary
(Unaudited)

in thousands, except unit data

Multifamily communities as of December 31, 2014:

			NOI	Avg Physical	Avg Monthly
	Units	Communities	Quarter Ended	Occupancy (1)	Rent/Unit

Same Store Communities (2)	1,929	8	$3,035	96.6%	$915
Stabilized non-same store communities (3)	2,960	11	6,053	95.2%	1,089
Other (4)	-	-	(30)	-	-

Total multifamily communities	4,889	19	$9,058	95.7%	$1,020

[1]	Average physical occupancy for the three months ended December 31, 2014 represents the average occupancy of the total number of units occupied at each apartment community during the period divided by the total number of units at each apartment community.

[2]	For 2014 "Same Store" properties are comprised of: The Pointe at Canyon Ridge, Arbor River Oaks, Lakeshore on the Hill, The Trails of Signal Mountain, Mercé Apartments, Park at Fox Trails, Estates at Millenia, and Westmont Commons.

[3]	Communities that were stabilized for the quarter ended December 31, 2014, but do not meet the criteria for "Same Store" properties. These include: Bridge Pointe, St. James at Goose Creek, Creekstone at RTP, Fountains Southend, Talison Row at Daniel Island, Miller Creek at Germantown, Waterstone at Big Creek, The Aventine Greenville, Avenues at Craig Ranch, Waterstone at Brier Creek, and The Estates at Wake Forest.

[4]	Includes one community sold during the quarter ended September 30, 2014.

Trade Street Residential, Inc.
4th Quarter 2014	Debt Summary
(Unaudited)

in thousands

Debt Maturities as of December 31, 2014:
as of December 31, 2014
	Scheduled Repayments			% of
Year	Amortization	Maturities	Total	Total

2015	$1,210	$-	$1,210	0.4%
2016	1,976	-	1,976	0.6%
2017	3,409	53,260	56,669	16.4%
2018	3,802	7,666	11,468	3.3%
2019	4,307	-	4,307	1.2%
Thereafter	15,897	253,229	269,126	78.1%

Total	$30,601	$314,155	$344,756	100.0%

Floating vs. Fixed Rate Debt:			Weighted Average
	Balance at	% of	Interest	Years to
	December 31, 2014	Total	Rate	Maturity

Fixed rate debt	$297,756	86.4%	4.03%	7.75
Floating rate debt	47,000	13.6%	2.70%	2.08

Total	$344,756	100.0%	3.85%	6.98

Trade Street Residential, Inc.
4th Quarter 2014	Capitalized Costs Summary
(Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
in thousands, except per unit data	2014		2013		2014		2013
	Total	Per Unit	Total	Per Unit	Total	Per Unit	Total	Per Unit
Recurring capital expenditures:

Flooring	$229	$47	$153	$47	$747	$161	$523	$196
Appliances & Fixtures	102	21	24	7	363	78	119	45
HVAC	10	2	11	3	70	15	57	22
Other	11	2	2	1	32	7	30	11

Total recurring capital expenditures	$352	$72	$190	$58	$1,212	$261	$729	$274

Non-recurring capital expenditures:

Building & Structures	$9	$2	$21	$7	$76	$16	$452	$170
Land Improvements	209	43	102	32	529	114	133	50
Furniture & Equipment	126	26	47	15	315	68	159	60
Other	172	35	100	31	284	61	158	59

Total non-recurring capital expenditures	$516	$106	$270	$85	$1,204	$259	$902	$339

Total recurring/non-recurring capital expenditures	$868	$178	$460	$143	$2,416	$520	$1,631	$613

Revenue generating capital expenditures:

Flooring	$23	$5	$28	$9	$151	$33	$87	$33
Resurfacing	22	5	6	2	63	14	22	8
Appliances & Fixtures	24	5	41	13	139	30	171	64
Other	14	3	25	8	69	15	89	33

Total revenue generating capital expenditures	$83	$18	$100	$32	$422	$92	$369	$138

Construction in process	$-	$-	$-	$-	$374	$-	$-	$-
Other	(45)	-	(62)	-	193	-	313	-

Total capital expenditures per cash flow statements	$906	$196	$498	$175	$3,405	$612	$2,313	$751
Weighted average units - continuing operations		4,889		3,215		4,632		2,666

Trade Street Residential, Inc.
4th Quarter 2014	Non-GAAP Financial Measures and Reconciliations
(Unaudited)

The supplemental financial data contained in this document contains certain non-GAAP financial measures management believes are useful in understanding our business and evaluating our performance.  Our definitions and calculations of these non-GAAP financial measures may differ from those of other equity REITs, and thus may not be comparable to other REITs.  The non-GAAP financial measures should not be considered as an alternative to net income as an indication of our operating performance, or to net cash provided by operating activities as a measure of our liquidity.

Funds from Operations ("FFO")

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of property, bargain purchase gains, and recognized impairment of real estate assets, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods and to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

Core Funds from Operations ("Core FFO")

The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO includes adjustments to exclude the impact of straight-line adjustments for ground leases, gains and losses from extinguishment of debt, transaction costs related to acquisitions and recapitalization, management transition costs and certain other non-cash or non-comparable items. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition, the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

Adjusted Funds from Operations (“AFFO”)

Management also uses Adjusted FFO or AFFO as an operating measure, which is defined as FFO or, alternatively, Core FFO, depending on the existence of any non-cash, non-comparable items as described above, less recurring and non-recurring capital expenditures. Management believes that AFFO is a relevant operating measure as it provides an indication as to whether a REIT can fund from its operating performance the capital expenditures necessary to maintain the condition of its operating real estate assets.

Net Operating Income  ("NOI")

Management believes that net operating income (“NOI”) is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis. NOI allows us to evaluate the operating performance of our properties because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses.

The Company defines same store communities as communities owned and stabilized for the entirety of both periods presented, excluding properties held for sale. Reconciliations of net income attributable to common stockholders to FFO, Core FFO, AFFO, NOI, and same store NOI are included in the Supplemental Information posted on the Company’s website.

The following table reflects same store and non-same store contributions to consolidated NOI together with a reconciliation of NOI to net income (loss) attributable to common stockholders, as computed in accordance with GAAP:

Trade Street Residential, Inc.
4th Quarter 2014	NOI Bridge
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
in thousands	2014	2013	2014	2013
Property Revenues (1)
Same Store (8 properties)	$5,496	$5,202	$21,436	$20,386
Non Same Store (11 properties)	10,011	3,712	34,797	7,406
Other (1 property)(2)	(9)	294	634	1,165

Total property revenues	$15,498	$9,208	$56,867	$28,957

Property Expenses (1)
Same Store (8 properties)	$2,461	$2,544	$9,766	$9,404
Non Same Store (11 properties)	3,958	1,557	14,633	3,174
Other (1 property)(2)	21	117	382	607

Total property expenses	$6,440	$4,218	$24,781	$13,185

Net Operating Income (1)(3)
Same Store (8 properties)	$3,035	$2,658	$11,670	$10,982
Non Same Store (11 properties)	6,053	2,155	20,164	4,232
Other (1 property)(2)	(30)	177	252	558

Total property net operating income	$9,058	$4,990	$32,086	$15,772

Reconciliation of NOI to GAAP Net Income (Loss)

Total property net operating income	$9,058	$4,990	$32,086	$15,772
Other income	-	18	45	88
Gain on sales of real estate assets	1,066	-	1,419	-
Gain on bargain purchase	-	-	-	6,900
Depreciation and amortization	(3,861)	(3,439)	(19,250)	(11,918)
Development and pursuit costs	(13)	(164)	(369)	(180)
Interest expense	(3,370)	(2,837)	(12,942)	(8,947)
Amortization of deferred financing cost	(234)	(449)	(1,022)	(1,443)
Loss on early extinguishment of debt	-	-	(1,629)	(1,146)
General and administrative	(1,747)	(2,188)	(8,103)	(8,683)
Management transition expenses	(730)	-	(10,021)	-
Impairment associated with land holdings	-	(11,806)	(7,962)	(12,419)
Acquisition and recapitalization costs	(1,034)	(3)	(2,675)	(919)
Income from unconsolidated joint venture	85	25	106	67
Loss from continuing operations	(780)	(15,853)	(30,317)	(22,828)
Discontinued operations	-	4,576	-	6,272
Net loss	(780)	(11,277)	(30,317)	(16,556)
Loss allocated to noncontrolling interest	46	1,551	1,953	2,462
Adjustments related to earnings per share computation (4)	1,216	(6)	567	8,483

Income (loss) attributable to common stockholders	$482	$(9,732)	$(27,797)	$(5,611)

Income from Discontinued Operations
Property revenues	-	1,272	-	6,387
Property expenses	-	(743)	-	(3,874)
Property net operating income	-	529	-	2,513
Other expenses	-	(12)	-	(46)
Depreciation and amortization	-	(36)	-	(476)
Interest expense	-	(138)	-	(1,534)
Amortization of deferred financing costs	-	(10)	-	(57)
Loss on extinguishment of debt	-	(404)	-	(412)
Deferred portion of ground lease amortization	-	(93)	-	(401)
Gain on sale of discontinued operations	-	4,740	-	6,685
Income (loss) from discontinued operations	$-	$4,576	$-	$6,272

[1]	The Company defines “Same Store” as properties owned and stabilized since January 1, 2013 through December 31, 2014 excluding properties held for sale. For newly constructed or lease-up properties or properties undergoing significant redevelopment, we consider a property to be stabilized at the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment. No properties owned since January 1, 2013 were under construction or undergoing redevelopment and, as a result, no properties owned since January 1, 2013 were excluded from the same store portfolio.

[2]	Includes one community sold during the quarter ended September 30, 2014.

[3]	See page 19 for the Company's definition of this non-GAAP measure.

[4]	See notes B and G to consolidated financial statements as filed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

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